Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333-179460) of Twin Cities Power Holdings, LLC and Subsidiaries of our report dated March 29, 2013, relating to the consolidated financial statements of Twin Cities Power Holdings, LLC and Subsidiaries, which appears in this annual report on Form 10-K for the year ended December 31, 2012.

Minneapolis, Minnesota

March 29, 2013